Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 16, 2007, except with respect to our opinion on the consolidated financial statements, insofar as it relates to discontinued operations (Note 23), as to which the date is May 2, 2007, and insofar as it relates to consolidating financial information (Note 22), as to which the date is August 24, 2007, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in The Goodyear Tire & Rubber Company’s Current Report on Form 8-K, dated August 24, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Cleveland, OH
November 6, 2007